Coty Reports Double-Digit Growth in FY24, Outpacing Beauty Market

Strong Revenue Growth Across Prestige and Consumer Beauty in FY24
Solid Gross Margin Expansion Supported by Multi-Lever Strategy
FY25 Guidance In-line with Medium-Term Targets, Including Expected Sequential Growth Improvement in Q1 and 1H25
NEW YORK - August 20, 2024-- Coty Inc. (NYSE: COTY) (Paris: COTY) ("Coty" or "the Company") today announced its results for the full fiscal year 2024 and the fourth quarter, ended June 30, 2024. The Company delivered its fourth year of results ahead of or in-line with expectations, while consistently executing across its strategic growth pillars.
In FY24, total net revenues grew 10% on a reported and 11% on a LFL basis, at the upper end of Coty's FY24 guidance range of +9% to +11% LFL, and ahead of the global beauty market which grew approximately 9%. The Company continued to deliver balanced reported net revenue growth, including growth in both Prestige and Consumer Beauty, across all regions and in each of its core categories. In FY24, Coty delivered a healthy reported growth mix with a low-single-digit percentage volume growth and a low double-digit percentage contribution from a combination of price, mix & other. In the second half of FY24, which largely balances out the elevated comparisons in the fourth quarter, net revenues grew 4% on a reported basis and 8% on a LFL basis, with reported results supported by growth across all core categories and regions. In 4Q24, Coty's net revenues grew 1% on a reported basis and 5% on a LFL basis, which includes several percentage points of impact from lapping an elevated comparison base in the prior year as retailers restocked following supply chain shortages. The Q4 reported sales growth was supported by growth in both prestige and mass fragrances, prestige cosmetics and mass skin & body care, partially offset by a 2% FX headwind and a 2% negative impact from the divestiture of the Lacoste license. These results were at the upper end of the Company's guidance for Q4 of low-to-mid single-digits percentage growth on a LFL basis. LFL revenue growth on company-wide basis and in the Americas region includes a contribution of 1% and 2%, respectively, from Argentina, which experienced hyperinflation.
In FY24, Prestige net revenues grew a strong 13% on a reported and 14% on a LFL basis. In FY24, reported net revenue growth in Prestige was fueled by growth in fragrances, cosmetics and skincare. In the second half of FY24, which largely balances out the elevated prior year comparisons in Q4, Prestige net revenues grew 4% on a reported basis and 9% on a LFL basis. This second half Prestige reported growth was fueled by growth across fragrances, cosmetics and skincare partially offset by a headwind from the divestiture of the Lacoste license and a 1% headwind from FX. In 4Q24, Prestige net revenues were flattish on a reported basis and increased 6% on a LFL basis, which included a mid-single-digit headwind from elevated comparisons tied to retailer restocking in the prior year. Prestige reported net revenue growth in Q4 was driven by growth in fragrances and cosmetics and included a 4% negative impact from the divestiture of the Lacoste license and a 2% negative impact from FX.
In FY24, Consumer Beauty revenues increased 6% on both a reported basis and LFL basis, with growth in color cosmetics, mass fragrances and mass skin & body care. In the second half of FY24, Consumer Beauty net revenues increased 4% on a reported basis, supported by growth in color cosmetics, mass fragrances and mass skin & body care, and 5% on a LFL basis. In 4Q24, Consumer Beauty net revenues increased 2% on a reported basis and 4% on a LFL basis, driven by very strong double-digit growth in mass fragrance and mass skincare.
All regions generated high-single-digit to double-digit percentage reported net revenue growth in FY24. Americas net revenues rose 10% as reported and 12% LFL in FY24 and 3% as reported and 8% LFL in Q4. Americas reported net revenue growth in each of these periods was driven by strong high-single-digit to double-digit percentage growth in Latin America, Canada and the Travel Retail channel. EMEA's net revenues increased 11% as reported and LFL in FY24 and 1% as reported and 5% LFL in Q4. Reported net revenue growth in EMEA in both periods was supported by growth across many European markets, African markets and the Travel Retail channel. Asia Pacific net revenues grew 9% as reported and 11% LFL in FY24, while in 4Q, net revenues declined 4% as reported and 2% LFL. Asia Pacific reported net revenue growth in FY24 was supported by double-digit percentage growth in Asia excluding China and the regional Travel Retail channel.
In FY24, reported and adjusted gross margin was 64.4%, with each up 50 basis points year-over-year. 4Q24 reported gross margin of 64.2% increased 130 basis points, while adjusted gross margin of 64.2% increased by 140 basis points year-over-year. Coty's FY24 and Q4 reported gross margin improvement was fueled by supply chain savings and the benefit from pricing actions and premiumization, more than offsetting inflationary headwinds.
Coty generated reported operating income of $546.7 million in FY24, up 1% year-over-year, with a reported operating margin of 8.9%. Coty's Q4 reported operating income of $34.7 million, with a reported operating margin of

2.5%, was down 73% year-over-year, reflecting the $104 million cash gain recognized in the prior year in connection with the divestiture of the Lacoste license. Coty's FY24 adjusted operating income grew 17% to $863.4 million with an adjusted operating margin of 14.1%, reflecting strong margin expansion of 80 basis points, supported by the gross margin expansion and operating leverage on fixed costs. Q4 adjusted operating income of $108.0 million increased 3% year-over-year resulting in 10 basis points of adjusted operating margin expansion to 7.9%.
FY24 reported net income of $76.2 million decreased from $495.0 million in the prior year and reported net income margin was 1.2%, with the decline in the reported net income driven by over $300 million of gains recognized in the prior year related to the change in book value of the Wella stake and the divestiture of Lacoste. FY24 adjusted net income of $323.1 million decreased from $457.9 million in the prior year, and the adjusted net income margin was 5.3%. Q4 reported net loss of $100.2 million decreased from net income of $29.6 million in the prior year. In 4Q24, reported net loss margin of negative 7.3% decreased from 2.2% reported net income margin the prior year. The Q4 adjusted net loss of $23.9 million decreased from $5.2 million. The decline in reported and adjusted net income in FY24 and Q4 was fully driven by the negative impact of $103.8 million in FY24 and $87.8 million in Q4 from the mark-to-market on the equity swap due to the stock price decline in FY24 and Q4.
FY24 adjusted EBITDA grew 12% to $1,091.1 million, exceeding the Company's adjusted EBITDA guidance of $1,080-$1,090 million. This drove a full fiscal year adjusted EBITDA margin of 17.8%, up 30 basis points year-over-year, at the high end of Coty's guidance range.
In FY24, cash flow from operating activities was $614.6 million and free cash flow was $369.4 million. In Q4, cash flow from operating activities was $176.5 million and free cash flow was $116.7 million. Total debt at the end of the fourth quarter totaled $3,913.7 million, while financial net debt totaled $3,612.9 million. This drove the total debt to net income ratio to 35.8x and the financial leverage ratio (net debt to adjusted EBITDA) to 3.3x. Coty’s retained 25.8% Wella stake was valued at $1,085.0 million at quarter-end, supporting economic net debt of $2,527.9 million.

Updates on Strategic Pillars

•The prestige fragrance market continued to grow approximately 10% in FY24 and in the recent quarter, remaining one of the fastest growing beauty categories across many markets, including the U.S. and China. In this favorable backdrop, Coty's prestige fragrance revenues outperformed and grew by a mid teens percentage in FY24, fueled by the growth of existing icons and new innovations. In FY24, reported net revenue for all of Coty's largest prestige fragrance brands grew by a mid-single-digit to double-digit percentage. Burberry Goddess, Coty's biggest launch ever, continues to be a global success and is the number one female fragrance innovation in FY24 in the U.S. Canada and Germany, which coupled with strong growth in other Burberry franchises, drove over 50% expansion in Burberry's total reported net revenues in FY24. Marc Jacobs Daisy Wild and Cosmic Kylie Jenner remain top ranked female innovations in the U.S. calendar year-to-date, reinforcing Coty's position as a fragrance leader and trend-setter. Coty's prestige cosmetics reported net revenues grew by a double-digit percentage in FY24, led by Kylie Cosmetics and Burberry. As Coty has continued to open new Kylie Cosmetics locations around the world, the brand is resonating globally, including in India, Singapore, Middle East and South Africa.

•Coty's Consumer Beauty growth of 6% on a reported and LFL basis in FY24 was broadly inline with the mid-to-high single digit growth in the global mass cosmetics and mass beauty categories. In FY24 and Q4 on a LFL basis, Consumer Beauty grew across each of its core categories including cosmetics, mass fragrances, skincare and body care led by Brazil, with particular outperformance in mass fragrances which grew by a strong double-digit percentage on a reported basis. Consumer Beauty e-commerce sales grew approximately 30% in FY24, fueling a significant proportion of the division's growth and further elevating the importance of channels not currently tracked by scanner data. As a result of solid execution in the Consumer Beauty business in FY24, the EBITDA margin for the segment expanded 50 basis points year-over-year to 11.1%. Coty continues to focus on its social media advocacy strategy as it propels viral Consumer Beauty innovations including CoverGirl Simply Ageless Skin Perfector Essence and Rimmel Thrill Seeker Extreme mascara, resulting in Rimmel gaining market share globally for the last 6 months and CoverGirl outperforming the U.S. omnichannel market in the past quarter.

•Coty’s skincare business, which contributed a mid-single-digit percentage of sales, generated strong sales growth in FY24. In FY24, Lancaster delivered double-digit percentage revenue growth, with improving momentum in Europe and more than doubling its sell-out in China, supported by its unique positioning as the photo-aging prevention and repair expert. In FY24, Philosophy returned to growth, with strong momentum in its core skincare franchises and a surge in its social media advocacy rankings. Orveda, with breakthrough innovation like the heavily awarded Omnipotent Serum, continued to drive strong productivity growth in its existing doors and DTC, paving the way for additional distribution targeted for FY25.

•Coty e-commerce channel reported net revenues grew by over 20% in FY24 and by a double-digit percentage in Q4. As a result, FY24 e-commerce penetration increased approximately 170 basis points year-over-year to nearly 20%. In Prestige, double-digit percentage e-commerce channel growth in FY24 was driven by Coty's recent innovations, strong social media activations and collaboration with e-retail partners. In Consumer Beauty, e-commerce reported net revenue growth of over 30% in both FY24 and Q4 was supported by successful activations and growth in nearly all regions led by the U.S., LATAM and Europe. Coty gained e-commerce market share in both segments.

•The Company maintained momentum in growth engine markets and high growth channels. Coty's global Travel Retail, which accounts for 9% of the Company's sales, generated robust trends in all three regions, fueling reported net revenue growth of roughly 20% in FY24. Coty's momentum in growth engine markets, which account for approximately 22% of total sales, continued to be robust with nearly 20% reported growth in FY24 led by strength in Brazil, the rest of LATAM, Southeast Asia, including India, and Africa. LFL growth in FY24 in Coty's growth engine markets includes a 4% contribution from Argentina, which experienced hyperinflation.

•Coty continued to make progress on its sustainability pillar during Q4, including accelerating supplier engagement in sustainability and improving the Company's Sustainalytics ESG rating.

Commenting on the operating results, Sue Nabi, Coty's CEO, said:
"Our FY24 results set a new milestone in Coty's sustained track record of top-notch execution and market outperformance. In a dynamic macroeconomic backdrop, beauty maintains its privileged position, being neither a consumer goods industry nor a luxury goods industry. Instead, beauty is at the sweet-spot of desire, well-being, self-confidence, affordability, ritual, indulgence, and many new things that we and our consumers will invent. This is what fuels the strong global beauty growth that we continue to see to this day and which we expect to continue for the quarters and years to come.
At Coty, having transformed our organization and strategic path several years ago, we are now performing as a beauty leader and more and more as a beauty trendsetter, which we believe is an opening for a new era for Coty as a beauty powerhouse. Importantly, a key element of this outperformance has been our unwavering strong investment into our marketing, regardless of the macroeconomic volatility, because we believe that this is what will create value for our brands for the long term.
In a year filled with many milestones for Coty, it's worth highlighting 4 key achievements of FY24.
First, we once again grew ahead of the underlying beauty market with 11% LFL growth compared to the beauty market growth of approximately 9%, fueled by our leadership in fragrances, strengthened performance in our core cosmetics business, and over-driving our growth channels, markets, and categories. In fact, in 8 out of the last 12 quarters, we have delivered LFL growth which is ahead of the leading global beauty companies. Coty’s consistent outperformance confirms that our top-notch growth is a result of our strategic vision, strong execution and our ability to not only seize but create big and fundamental beauty trends that are here to stay.
Second, we are building unique and hopefully best-in-class expertise in each of our core categories. For example, our unrivaled expertise in fragrances was exemplified by the blockbuster launch of Burberry Goddess, which was not only the biggest fragrance launch in Coty’s history, but also the #1 female fragrance launch for the industry. Goddess is a perfect example of Coty spearheading an industry trend, in this case an exclusive-quality vanilla-based fragrance, which has now rippled into many more vanilla-based fragrance launches first across Coty, including recent mega hits like the ambery-vanilla Cosmic Kylie Jenner, and then also across the broader industry.
Third, we are becoming an advocacy-led company, reaching our consumers through the platforms where they discover newness and build connections with brands. With the earned media value for both Rimmel and CoverGirl over 400% higher than a year ago and closing the gap with leading peers, we are seeing the strong results from this transformation. The next step is co-creating the trends that will shape the global beauty industry in the coming quarters and years.
And fourth, we have once again delivered double digit growth in our LFL sales and adjusted EPS, excluding the swap impact. This marks the third consecutive year of double digit growth in both metrics. Our margins continued to expand supported by premiumization and the strengthening of our business. We reached our mid 60s gross margin percentage target a year ahead of plan, and our FY24 adjusted EBITDA margin expansion of 30 basis points was at the top end of our guidance range. After raising our FY24 guidance 3 times over the past year, we have ended FY24 with results sightly above our raised outlook, reaffirming the steadiness of Coty's execution. The power of our financial algorithm has been on full display in recent years and reflected in our outlook, anchored on 6-8% LFL revenue growth, 9-11% adjusted EBITDA growth, and close to 20% adjusted EPS growth. And, this is building on the exceptional delivery in FY24 of 11% LFL revenue growth, 12% adjusted EBITDA growth, and 26% adjusted EPS growth excluding the equity swap.
Looking to FY25, we expect our financial results to be consistent with our medium-term algorithm, with our FY25 outlook further reinforced by our white space opportunities, our robust commercial plans, and the strength of our innovation pipeline, including Burberry Goddess Intense, Chloe Signature Intense, Gucci Flora Gorgeous Orchid, Lancaster Golden Lift, CoverGirl Eye Enhancer 3D Mascara and adidas Vibes, the first mass fragrance line designed and scientifically proven to enhance one's mood.
In sum, we are confident in delivering another year of growth in line with our medium-term targets, steady margin expansion, cash flow improvement and deleveraging progress. As we strengthen our position as a global beauty powerhouse, acting with the agility of smaller brands but also creating the beauty trends of today and tomorrow, Coty remains one of, if not the most compelling investment opportunities in our industry."

*Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.
** E-commerce penetration and contribution based on countries where e-com info is available covering approx. 86% of total Coty. Sources: Circana (Prestige) and Nielsen (CB) May 2024. Additionally, the data includes estimated data for Brick and Click sales, which is subject to change.

RESULTS AT A GLANCE

	Three Months Ended June 30, 2024			Year Ended June 30, 2024
(in millions, except per share data)		Change YoY			Change YoY
CONTINUING OPERATIONS		Reported Basis	(LFL)(a)		Reported Basis	(LFL)(a)
Net revenues	$1,363.4	1%	5%	$6,118.0	10%	11%
Operating income - reported	34.7	(73%)		546.7	1%
Net income (loss) attributable to common shareholders - reported**	(100.2)	<(100%)		76.2	(85%)
Operating income - adjusted*	108.0	3%		863.4	17%
Net income (loss) attributable to common shareholders - adjusted* **	(23.9)	<(100%)		323.1	(29)%
EBITDA - adjusted	164.5	(1%)		1091.1	12%
EPS attributable to common shareholders (diluted) - reported	$(0.12)	<(100%)		$0.09	(84)%
EPS attributable to common shareholders (diluted) - adjusted*	$(0.03)	<(100%)		$0.37	(30%)
(a) LFL results for the three months ended and year ended June 30, 2024 include 1% help from Argentina resulting from significant price increases due to hyperinflation.
*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Coty Inc. is net of the Convertible Series B Preferred Stock dividends.

Outlook
Entering FY25, the global beauty market maintains its solid growth, with particular strength in prestige fragrances. Coty is continuing to benefit from these positive trends, with growth across its core categories, a strong innovation pipeline, and sustained progress in key white spaces. The Company anticipates beauty demand in mature markets to expand in the mid-single-digits, including prestige fragrance growth above this range and mass beauty growth below this range, all supported by strong e-commerce momentum, with Coty performing in-line to ahead of the market. At the same time, Coty targets double-digit percentage revenue growth in its growth engine markets and in the high growth travel retail channel, which together account for over 30% of the Company's business. This will be reinforced by the strength of Coty's FY25 innovation pipeline, including Burberry Goddess Intense, Chloe Signature Intense, Gucci Flora Gorgeous Orchid, Lancaster Golden Lift, CoverGirl Eye Enhancer 3D Mascara and adidas Vibes, the first mass fragrance line designed and scientifically proven to enhance one's mood.

These factors are fueling the Company's expectations for the core business to grow in-line with Coty's medium-term target range of 6-8% LFL both in FY25 and in 1H25, with LFL growth in Q1 of approximately 6% due to elevated launch-related comparisons in Q1 of last year when LFL revenues grew 18%. This outlook for Q1 and 1H25 reflects sequential growth acceleration from Q4 levels, consistent with the Company's prior guidance, and reflects a consistent CAGR versus FY22, consistent with the CAGR trends in 3Q and 4Q24. Reported FY25 revenues are expected to include a low-single-digit percentage headwind from FX, and a 1% scope headwind in 1H25 from the divestiture of the Lacoste license.
Coty is targeting FY25 adjusted EBITDA growth of 9-11% to $1,186-1,208 million, ahead of expectations, despite the expected FX headwinds and the profit headwind from the divestiture of the Lacoste license. This implies adjusted EBITDA margin expansion of 10-30 basis points. Within this outlook, Coty expects continued FY25 gross margin expansion year-on-year. Coty targets total FY25 adjusted EPS, excluding equity swap, of $0.54-0.57, implying strong +15-20% growth YoY and a 19-22% CAGR on a 2-year basis, which removes the comparison impact of the 2 cent of net discrete tax benefit in FY24.
Finally, Coty expects FY25 free cash flow to grow by a double-digit percentage YoY to the low to mid $400M range. While in the near-term, the close management of cash and inventory by retailers is contributing to some fluctuation in Coty's estimated cash flow in 1H25, the Company expects to end CY24 with leverage close to 2.5x. The Company continues to target further reduction in leverage toward ~2x exiting CY25, as part of its goal to reach an investment grade profile.

Financial Results

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•FY24 reported net revenues of $6,118.0 million increased 10% year-over-year driven by a strong 13% increase in Prestige reported net revenues and a solid 6% increase in Consumer Beauty reported net revenue. On a LFL basis, net revenues grew 11% driven by a 14% LFL increase in Prestige and a 6% LFL increase in Consumer Beauty.
•4Q24 reported net revenues of $1,363.4 million increased 1% year-over-year driven by a 2% increase in Consumer Beauty reported net revenues and flattish Prestige reported net revenues. Reported net revenues in Q4 include a 2% headwind from FX and a 2% headwind from the divestiture of the Lacoste license. On a LFL basis, net revenues increased 5% driven by a 6% LFL increase in Prestige and a 4% LFL increase in Consumer Beauty.

Gross Margin:
•FY24 reported and adjusted gross margin of 64.4% increased 50 basis points year-over-year from 63.9%. The rise in reported gross margin was fueled by supply chain savings and the benefit from pricing actions and premiumization, more than offsetting inflationary headwinds.
•4Q24 reported gross margin of 64.2% increased 130 basis points year-over year from 62.9%. The strong improvement in reported gross margin was fueled by supply chain savings and the benefit from pricing actions and premiumization. 4Q24 adjusted gross margin of 64.2% increased by 140 basis points from 62.8% in the prior year.

Reported Profit:
•FY24 reported operating income of $546.7 million increased 1% and FY24 reported operating margin was 8.9%.
•4Q24 reported operating income of $34.7 million decreased from $129.0 million the prior year driven by a $104 million cash gain recognized in the prior year related to the divestiture of the Lacoste license. 4Q24 reported operating margin was 2.5% down from 9.5% in the prior year.
•FY24 reported net income of $76.2 million decreased from $495.0 million in the prior year resulting in a reported net income margin of 1.2%, down from 8.9% in the prior year. This margin decline was driven by a higher fair value adjustment in the prior year period to Coty's investment in Wella and a $233 million reversal in the benefit from the mark-to market on the equity swap, partially offset by a net tax benefit impact of $14 million related to two discrete tax positions in FY24.
•4Q24 reported net loss of $100.2 million decreased from net income of $29.6 million in the prior year as operating profit expansion and a $38 million discrete tax benefit were more than offset by an $88 million negative impact from the mark-to market on the equity swap compared with a benefit from the mark-to-market on the equity swap in the prior year. 4Q24 reported net loss margin of 7.3% decreased from 2.2% reported net income margin in the prior year.
•FY24 reported EPS of $0.09 decreased from $0.57 in the prior year driven by a higher fair value adjustment for Coty's investment in Wella recorded in the prior year period and a $0.26 reversal in the benefit from the mark-to-market on the equity swap.
•4Q24 reported EPS of $(0.12) decreased from $0.03, as profit expansion was more than offset by a $0.10 impact in the current year from the mark-to market on the equity swap.

Adjusted Profit:
•FY24 adjusted operating income of $863.4 million increased 17% from $738.8 million in the prior year. FY24 adjusted operating margin was 14.1%, reflecting strong margin expansion of 80 basis points year-over-year. The improvement in adjusted operating margin was driven by the strong expansion in FY24 gross margin coupled with operating leverage on fixed costs.
•4Q24 adjusted operating income of $108.0 million increased 3% from $105.1 million in the prior year. 4Q24 adjusted operating margin was 7.9% up from 7.8% in the prior year. The moderate improvement in adjusted operating margin was driven by the strong gross margin expansion partially offset by higher A&CP and fixed costs as the Company reinvested in its strategic growth capabilities.
•FY24 adjusted EBITDA of $1,091.1 million grew 12%, exceeding the Company's guidance, from $972.8 million in the prior year, while adjusted EBITDA margin of 17.8% increased by 30 basis points year-over-year supported by higher adjusted operating income and gross margin expansion.
•4Q24 adjusted EBITDA of $164.5 million declined 1% from $165.4 million in the prior year driven by lower adjusted depreciation. Adjusted EBITDA margin of 12.1% decreased by 10 basis points.
•FY24 adjusted net income of $323.1 million decreased from $457.9 million in the prior year driven by a $103.8 million headwind from the mark-to-market on the equity swap in the current year compared with a $128.9 million benefit in the prior year, which resulted in an adjusted net income margin of 5.3%, down from 8.2% in the prior year.
•4Q24 adjusted net loss of $23.9 million decreased from adjusted net income of $5.2 million in the prior year as profit expansion was more than offset by an $88 million negative impact from the mark-to market on the equity swap. 4Q24 adjusted net loss margin of negative 1.8% decreased from 0.4% in the prior year.
•FY24 adjusted EPS of $0.37 included a non-operating negative impact to EPS of $0.11 from the mark-to-market on the equity swap. This compared to a FY23 adjusted EPS of $0.53, which included a non-operating positive benefit of $0.15 from the mark-to-market on the equity swap in the prior year.
•4Q24 adjusted EPS of $(0.03) decreased from adjusted EPS of $0.01 in the prior year. 4Q24 adjusted EPS included a negative impact from the equity swap mark-to-market of $0.10 due to the stock price decline in the quarter, compared with a neutral impact from the mark-to-market on the equity swap in the prior year.

Operating Cash Flow:
•FY24 cash flow from operating activities of $614.6 million was moderately lower than the prior year operating cash flows of $625.7 million, despite an approximately $90 million increase in tax payments related to the payment of taxes for prior years.
•FY24 free cash flow totaled $369.4 million, a decrease of $33.5 million year-over-year, reflecting the impact of higher year-over-year capex primarily related to the SAP S/4HANA transition executed successfully at the end of FY24.
•4Q24 cash from operations of $176.5 million increased from $104.9 million in the prior year driven by a change in phasing of working capital especially on trade payables, partially offset by an increase of tax payments related to the payment of taxes for prior years.
•4Q24 free cash flow of $116.7 million increased from free cash flow of $38.1 million in the prior year driven by the $71.6 million increase in operating cash flow, and a decrease of $7.0 million in capex.

Financial Net Debt:
•Total debt of $3,913.7 million on June 30, 2024 decreased from $3,972.3 million on March 31, 2024. This resulted in a total debt to net income ratio of 35.8x.
•Financial net debt of $3,612.9 million on June 30, 2024 decreased from $3,712.1 million on March 31, 2024. This resulted in financial leverage of 3.3x, down from 3.4x at the end of the prior quarter.
•The value of Coty's retained 25.8% Wella stake increased by $5 million to $1,085.0 million at quarter-end, supporting Coty's economic net debt of $2,527.9 million.

Business Review by Segment

Prestige
In FY24, Prestige net revenues of $3,857.3 million or 63% of Coty sales, grew a strong 13% on a reported basis driven outperformance in EMEA, Latin America, Asia excluding China and the Travel Retail channel. FY24 Prestige net revenues grew a robust 14% on a LFL basis. In 4Q24, Prestige net revenues of $802.8 million were flattish on a reported basis and increased 6% on a LFL basis, which included a mid-single-digit headwind from elevated comparisons in the prior year tied to retailer restocking. Growth in the quarter on a reported basis was impacted by a 4% negative headwind from the divestiture of the Lacoste license and a 2% headwind from FX. This impact was more than offset by continued momentum in prestige beauty demand, which led to growth in most regions with outperformance in Latin America, Asia excluding China and the Travel Retail channel.
Coty's Prestige fragrance reported net revenues grew by a double-digit percentage in FY24. In FY24, the majority of Coty's leading Prestige fragrance brands grew reported net revenues by a high-single-digit to a double-digit percentage driven by continued global demand for beauty and fueled by existing icons and new innovations. During Q4, the Prestige fragrance category growth remained strong across North America and Europe, with all major markets expanding led by the U.S., Canada, the U.K., Spain and Italy. The Global Travel Retail channel trends continued to be strong as reported net revenues grew by a double-digit percentage in Q4 with contributions from each region. Reported net revenues for Coty’s Prestige cosmetics business grew by a double-digit percentage in FY24 and a mid-single-digit percentage in Q4 led by Burberry and Kylie Cosmetics.
FY24 reported operating income was $580.7 million, compared to $483.7 million in the prior year, with a reported operating margin of 15.1%, which increased 100 basis points year-over-year. The FY24 adjusted operating income increased to $734.4 million from $635.1 million in the prior year, with an adjusted operating margin of 19.0%, up 40 basis points year-over-year. FY24 adjusted EBITDA increased to $839.6 million from $745.6 million in the prior year, with a margin of 21.8%. In 4Q24, the Prestige segment generated reported operating income of $49.7 million, compared to $46.4 million in the prior year, with a reported operating margin of 6.2%. 4Q24 adjusted operating income was $87.8 million, up from $85.1 million in the prior year, with an adjusted operating margin of 10.9%. Q4 adjusted EBITDA rose to $112.8 million, with a margin of 14.1%.

Consumer Beauty
In FY24, Consumer Beauty sales of $2,260.7 million, or 37% of Coty's net sales, grew by 6% on a reported basis and LFL basis. FY24 reported net revenues grew in all key categories and by a high-single-digit percentage in EMEA and Americas. In 4Q24, Consumer Beauty net revenues of $560.6 million grew 2% as reported, which includes a 2% negative impact from FX, and grew 4% LFL. Consumer Beauty reported growth in Q4 was supported by double-digit percentage growth in mass fragrances and skin & body care, particularly in Brazil. Consumer Beauty's EMEA region delivered solid reported net revenue growth in the quarter, coupled with strong growth across Latin America, Canada and Asia excluding China.
In FY24 and Q4 on a reported basis, Coty saw strong momentum in most of its key brands, with high-single-digit to double-digit percentage growth across Beckham, Risque, Bruno Banani, Nautica, Bozzano and Paixao.
FY24 reported operating income was $89.3 million, compared to $63.3 million in the prior year, with reported operating margin of 4.0%, which increased by 100 basis points year-over-year. FY24 adjusted operating income increased to $129.0 million from $103.7 million in the prior year, with an adjusted operating margin of 5.7%, which increased 80 basis points year-over-year. FY24 adjusted EBITDA increased to $251.5 million from $227.2 million in the prior year, with a margin of 11.1%, up 50 basis points from 10.6% in the prior year. In 4Q24, the Consumer Beauty segment generated reported operating income of $10.3 million compared with $10.0 million in the prior year, with a reported operating margin of 1.8%, flat year-over-year. 4Q24 adjusted operating income of $20.2 million improved slightly from $20.0 million in the prior year, with an adjusted operating margin of 3.6%, which was flat year-over-year. 4Q24 adjusted EBITDA declined slightly to $51.7 million from $52.7 million, driving adjusted EBITDA margin to decline 30 basis points year-over-year to 9.2%.

Business Review by Region

Americas
•In FY24, Americas net revenue of $2,567.9 million, or 42% of Coty sales, rose 10% on a reported basis and 12% on a LFL basis, including a 2% contribution from Argentina, which experienced hyperinflation. In Q4, revenues in the region grew 3% as reported, which included a 4% FX headwind and a 1% headwind from the divestiture of the Lacoste license, and 8% LFL. The regional performance in both periods was supported by growth in nearly all markets with outsized reported net revenue growth in Latin America, Canada and the regional Travel Retail channel.

EMEA
•In FY24, EMEA net revenue of $2,784.0 million, or 45% of Coty sales, rose 11% on a reported and LFL basis. In Q4, net revenues increased 1% as reported, which included a 1% FX headwind and a 4% headwind from the divestiture of the Lacoste license, and grew 5% LFL. The regional performance across both periods was supported by most markets and the Travel Retail channel.

Asia Pacific
•In FY24, Asia Pacific net revenue of $766.1 million, or 13% of Coty sales, increased 9% as reported and 11% LFL. Asia Pacific net revenues in Q4 declined 4% on a reported basis, which included a 2% headwind from FX, and declined 2% LFL. On a reported basis in both periods, Asia excluding China and the Travel Retail Channel grew by a mid-single-digit to double-digit percentage. In China in Q4, total Company sales were lower due to high prior year comparisons and a very gradual market recovery there.

Noteworthy Company Developments

Other noteworthy company developments include:

•On May 7, 2024, Coty announced that it has signed a new long-term license agreement with German Television Presenter and Model, Lena Gercke to develop, produce, and distribute LeGer’s debut fragrance.

•On May 22, 2024, Coty announced the offering and pricing of €500 million of 4.500% senior secured notes due 2027. Coty intends to use the net proceeds from the offering of the Notes to redeem all of its existing 6.500% Senior Notes due 2026, repay a portion of the borrowings outstanding under its revolving credit facility, without a reduction in commitment, and pay the offering expenses payable by it in connection with the offering of the Notes.

Conference Call
Coty Inc. will issue pre-recorded remarks on August 20, 2024 at approximately 4:45 PM (ET) / 10:45 PM (CET) and will hold a live question and answer session on August 21, 2024 beginning at 8:15 AM (ET) / 2:15 PM (CET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is 1-800-225-9448 in the U.S. or 1-203-518-9708 internationally (conference passcode number: COTY4Q24).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495 /
antonia_werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 120 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet.
Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella Company and the timing and size of any related divestiture, distribution or return of capital), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock) and expectations for stock repurchases, investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s ongoing strategic transformation agenda (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions, continued process improvements and supply chain changes), the expected impact, cost, timing and implementation of e-commerce and digital initiatives, expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans and goals), the wind down of the Company’s operations in Russia (including timing and expected impact), the expected impact of geopolitical risks (including the ongoing war in Ukraine and/or armed conflict in the Middle East including the Red Sea conflict) on our business operations, sales outlook and strategy, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of COVID-19 and/or the war in Ukraine), and expectations regarding future service levels and inventory levels, the impact of the dual-listing of the Company's Class A Common Stock on Euronext Paris, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the Company’s ability to successfully implement its multi-year strategic transformation agenda and compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including stabilizing its consumer beauty brands through leading innovation and improved execution, accelerating its prestige fragrance brands and ongoing expansion into prestige cosmetics, building a comprehensive skincare portfolio, enhancing its e-commerce and direct-to-consumer (“DTC”) capabilities, expanding its presence in China through prestige products and select consumer beauty brands, and establishing Coty as an industry leader in sustainability) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to the Company's skincare and prestige cosmetics portfolios, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media), and our ability to effectively manage our production and inventory levels in response to demand;
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of equity investment;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's transformation agenda, the Company's global business strategies, the integration and management of its strategic partnerships, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;

•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 or similar public health events on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), and public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy and any change in the Company's stock repurchase plans;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, the Company's relationships with Kylie Jenner and Kim Kardashian, the Company's ability to protect trademarks and brand names, litigation, investigations by governmental authorities, and changes in law, regulations and policies that affect King Kylie LLC ("King Kylie") and/or KKW Holdings, LLC’s (“KKW Holdings”) business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to King Kylie and/or KKW Holdings’ business model, revenue, sales force or business;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches and re-launches and marketing efforts, including in connection with new products in the Company's skincare and prestige cosmetics portfolios;
•changes in the demand for the Company's products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars and other hostilities and armed conflicts, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any related escalation or expansion thereof, armed conflict in the Middle East, the current U.S. administration and future elections, changes in the U.S. tax code and/or regulations in other jurisdictions where we operate (including recent and pending implementation of the global minimum corporate tax (part of the "Pillar Two Model Rules") that may impact our tax liability in the European Union, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates, potential regulatory limits on payment terms in the European Union, recent and future changes in sanctions regulations, regulatory uncertainty impacting the wind-down of the Company's business in Russia, and recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging, and recent and future regulatory measures restricting or otherwise impacting the use of web sites, mobile applications or social media platforms that the Company uses in connection with its digital marketing and e-commerce activities;
•currency exchange rate volatility and currency devaluation and/or inflation;
•the Company's ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to our joint ventures and strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from global public health events, the outbreak of war or hostilities (including the war in Ukraine and armed conflict in the Middle East, including the Red Sea conflict, and any escalation or expansion thereof), impact of global supply chain challenges or other disruptions in the international flow of goods, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products, and its ability to effectively manage its production and inventory levels in response to supply challenges;
•the Company's ability to adapt its business to address climate change concerns, including through the implementation of new or unproven technologies or processes, and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), new diligence requirements and the impact of such measures or processes on the Company's costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working practices, and the Company’s ability, or the ability of any of the third-party service providers used by the Company to support its business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company's ongoing strategic transformation agenda and continued process improvements on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with JAB Beauty B.V. (formerly known as Cottage Holdco B.V.), as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliate KKR Bidco is an investor in the Wella Company, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2023 and annual report on Form 10-K for the year ended June 30, 2024 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
To supplement the financial measures prepared in accordance with GAAP, we use non-GAAP financial measures for continuing operations and Coty Inc. including Adjusted operating income (loss), Adjusted EBITDA, Adjusted net income (loss), and Adjusted net income (loss) attributable to Coty Inc. to common stockholders (collectively, the “Adjusted Performance Measures”). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Despite the limitations of these non-GAAP financial measures, our management uses the Adjusted Performance Measures as key metrics in the evaluation of our performance and annual budgets and to benchmark performance of our business against our competitors. The following are examples of how these Adjusted Performance Measures are utilized by our management:
•strategic plans and annual budgets are prepared using the Adjusted Performance Measures;
•senior management receives a monthly analysis comparing budget to actual operating results that is prepared using the Adjusted Performance Measures; and
•senior management’s annual compensation is calculated, in part, by using some of the Adjusted Performance Measures.
In addition, our financial covenant compliance calculations under our debt agreements are substantially derived from these Adjusted Performance Measures.
Our management believes that Adjusted Performance Measures are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to the same data, our management has determined that it is appropriate to make this data available to all investors. The Adjusted Performance Measures exclude the impact of certain items (as further described below) and provide supplemental information regarding our operating performance. By disclosing these non-GAAP financial measures, our management intends to provide investors with a supplemental comparison of our operating results and trends for the periods presented. Our management believes these measures are also useful to investors as such measures allow investors to evaluate our performance using the same metrics that our management uses to evaluate past performance and prospects for future performance. We provide disclosure of the effects of these non-GAAP financial measures by presenting the corresponding measure prepared in conformity with GAAP in our financial statements, and by providing a reconciliation to the corresponding GAAP measure so that investors may understand the adjustments made in arriving at the non-GAAP financial measures and use the information to perform their own analyses.
Adjusted operating income/Adjusted EBITDA from continuing operations excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and implement divestitures of components of our business, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense items and preferred stock deemed dividends, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Gain on sale and termination of brand assets: The Company has excluded the impact of gain on sale and termination of brand assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale and termination of brand assets.
•Costs related to market exit: The Company has excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gains on sale of real estate: The Company has excluded the impact of gains on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.

•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: The Company has excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. We have excluded the gain on the exchange of Series B Preferred Stock. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities.
•Deemed Preferred Stock Dividends: The Company has excluded preferred stock deemed dividends related to the First Exchange and the Second Exchange from our calculation of adjusted net income attributable to Coty Inc. These deemed dividends are nonmonetary in nature, the transactions were entered into to simplify our capital structure and do not reflect our underlying ongoing business. Management believes that this adjustment helps investors and others compare and analyze our performance from period to period.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").

We operate on a global basis, with the majority of our net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented in “constant currency”, excluding the impact of foreign currency exchange translations to provide a framework for assessing how our underlying businesses performed excluding the impact of foreign currency exchange translations. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using prior year foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate, or for the impacts of hyperinflation. The constant currency information we present may not be comparable to similarly titled measures reported by other companies.
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

FOURTH QUARTER BY SEGMENT (COTY INC)

	Three Months Ended June 30,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2024	2023	Reported Basis	LFL(a)	2024	Change	Margin	2024	Change	Margin
Prestige	$802.8	$799.6	0%	6%	$49.7	7%	6%	$87.8	3%	11%
Consumer Beauty	560.6	552.0	2%	4%	10.3	3%	2%	20.2	1%	4%
Corporate	—	—	N/A	N/A	(25.3)	<(100%)	N/A	—	N/A	N/A
Total	$1,363.4	$1,351.6	1%	5%	$34.7	(73%)	3%	$108.0	3%	8%

	Year Ended June 30,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2024	2023	Reported Basis	LFL(a)	2024	Change	Margin	2024	Change	Margin
Prestige	$3,857.3	$3,420.5	13%	14%	$580.7	20%	15%	$734.4	16%	19%
Consumer Beauty	2,260.7	2,133.6	6%	6%	89.3	41%	4%	129.0	24%	6%
Corporate	—	—	0%	0%	(123.3)	<(100%)	N/A	—	N/A	N/A
Total	$6,118.0	$5,554.1	10%	11%	$546.7	1%	9%	$863.4	17%	14%
(a) LFL results for the three months ended and year ended June 30, 2024 include 1% help from Argentina resulting from significant price increases due to hyperinflation.

	Adjusted EBITDA
	Three Months Ended June 30,		Year Ended June 30,
(in millions)	2024	2023	2024	2023
Prestige	$112.8	$112.7	$839.6	$745.6
Consumer Beauty	51.7	52.7	251.5	227.2
Corporate	—	—	—	—
Total	$164.5	$165.4	$1,091.1	$972.8

FOURTH QUARTER FISCAL 2024 BY REGION

COTY INC.

	Three Months Ended June 30,				Year Ended June 30,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2024	2023	Reported Basis	LFL(a)	2024	2023	Reported Basis	LFL(a)
Americas	$583.0	$567.9	3%	8%	$2,567.9	$2,343.7	10%	12%
EMEA	598.1	594.2	1%	5%	2,784.0	2,504.5	11%	11%
Asia Pacific	182.3	189.5	(4)%	(2)%	766.1	705.9	9%	11%
Total	$1,363.4	$1,351.6	1%	5%	$6,118.0	$5,554.1	10%	11%
(a) Americas LFL results for the three months ended and year ended June 30, 2024 include 2% help from Argentina resulting from significant price increases due to hyperinflation.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Year Ended June 30,
(in millions, except per share data)	2024	2023	2024	2023
Net revenues	$1,363.4	$1,351.6	$6,118.0	$5,554.1
Cost of sales	488.0	502.1	2,178.8	2,006.8
as % of Net revenues	35.8%	37.1%	35.6%	36.1%
Gross profit	875.4	849.5	3,939.2	3,547.3
Gross margin	64.2%	62.9%	64.4%	63.9%

Selling, general and administrative expenses	791.0	672.9	3,162.4	2,818.3
as % of Net revenues	58.0%	49.8%	51.7%	50.7%
Amortization expense	48.0	48.7	193.4	191.8
Restructuring costs	1.7	(1.1)	36.7	(6.5)
Operating income (loss)	34.7	129.0	546.7	543.7
as % of Net revenues	2.5%	9.5%	8.9%	9.8%
Interest expense, net	61.7	72.2	252.0	257.9
Other expense (income), net	80.4	(22.0)	90.2	(419.0)
Income before income taxes	(107.4)	78.8	204.5	704.8
as % of Net revenues	(7.9%)	5.8%	3.3%	12.7%
Provision for income taxes	(11.8)	43.3	95.1	181.6
Net income	(95.6)	35.5	109.4	523.2
as % of Net revenues	(7.0%)	2.6%	1.8%	9.4%
Net (loss) income attributable to noncontrolling interests	1.3	(1.4)	5.3	(1.8)
Net income attributable to redeemable noncontrolling interests	—	4.0	14.7	16.8
Net income (loss) attributable to Coty Inc.	$(96.9)	$32.9	$89.4	$508.2
Amounts attributable to Coty Inc.
Net income	$(96.9)	$32.9	$89.4	$508.2
Convertible Series B Preferred Stock dividends	(3.3)	(3.3)	(13.2)	(13.2)
Net income (loss) attributable to common stockholders	$(100.2)	$29.6	$76.2	$495.0

Earnings per common share:
Basic for Coty Inc.	$(0.12)	$0.03	$0.09	$0.58
Diluted for Coty Inc.(a)(b)	$(0.12)	$0.03	$0.09	$0.57
Weighted-average common shares outstanding:
Basic	867.9	852.0	874.4	849.0
Diluted(a)(b)	867.9	864.7	883.4	886.5

Depreciation - Coty Inc.	$56.5	$60.3	$227.7	$235.0
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock, and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, PRSUs and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $13.2, and to reverse the impact of fair market value losses/(gains) for contracts with the option to settle in shares or cash of $73.4 and $(101.8), respectively, if dilutive, for the twelve months ended June 30, 2024 and 2023 on net income applicable to common stockholders during the period. The if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3, and to reverse the impact of fair market value losses/(gains) for contracts with the option to settle in shares or cash of $67.0 and $1.1, respectively, if dilutive, for the three months ended June 30, 2024, 2023 on net income applicable to common stockholders during the period.
(b)For the three months ended June 30, 2024 and 2023, outstanding stock options and Series A Preferred Stock with purchase or conversion rights to purchase 3.6 million and 1.9 million weighted average anti-dilutive shares of Common Stock, respectively, were excluded from the computation of diluted EPS. For the twelve months ended June 30, 2024 and 2023, outstanding stock options and Series A Preferred Stock with purchase or conversion rights to purchase 2.8 million and 4.8 million weighted average anti-dilutive shares of Common Stock, respectively, were excluded from the computation of diluted EPS.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended June 30, 2024
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,363.4	$—	$1,363.4
Gross profit	875.4	—	875.4
Gross margin	64.2%		64.2%
Operating income	34.7	73.3	108.0
as % of Net revenues	2.5%		7.9%
Net loss attributable to common stockholders	(100.2)	76.3	(23.9)
as % of Net revenues	(7.3%)		(1.8%)
Adjusted EBITDA			164.5
as % of Net revenues			12.1%

EPS (diluted)	$(0.12)		$(0.03)

Adjusted diluted EPS includes $0.10 hurt related to the net impact of the Total Return Swaps in the three months ended June 30, 2024.

	Three Months Ended June 30, 2023
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,351.6	$—	$1,351.6
Gross profit	849.5	(0.1)	849.4
Gross margin	62.9%		62.8%
Operating (loss) income	129.0	(23.9)	105.1
as % of Net revenues	9.5%		7.8%
Net income attributable to common stockholders	29.6	(24.4)	5.2
as % of Net revenues	2.2%		0.4%
Adjusted EBITDA			165.4
as % of Net revenues			12.2%

EPS (diluted)	$0.03		$0.01

Adjusted diluted EPS includes $0.00 related to the net impact of the Total Return Swaps in the three months ended June 30, 2023.

(a) See “Reconciliation of Reported Net Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Year Ended June 30, 2024
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$6,118.0	$—	$6,118.0
Gross profit	3,939.2	—	3,939.2
Gross margin	64.4%		64.4%
Operating income	546.7	316.7	863.4
as % of Net revenues	8.9%		14.1%
Net income attributable to common stockholders	76.2	246.9	323.1
as % of Net revenues	1.2%		5.3%
Adjusted EBITDA			1,091.1
as % of Net revenues			17.8%

EPS (diluted)	$0.09		$0.37

Adjusted diluted EPS includes $0.11 hurt related to the net impact of the Total Return Swaps in the year ended June 30, 2024.

	Year Ended June 30, 2023
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$5,554.1	$—	$5,554.1
Gross profit	3,547.3	1.9	3,549.2
Gross margin	63.9%		63.9%
Operating income	543.7	195.1	738.8
as % of Net revenues	9.8%		13.3%
Net income attributable to common stockholders	495.0	(37.1)	457.9
as % of Net revenues	8.9%		8.2%
Adjusted EBITDA			972.8
as % of Net revenues			17.5%

EPS (diluted)	$0.57		$0.53

Adjusted diluted EPS includes $0.15 related to the net impact of the Total Return Swaps in the year ended June 30, 2023.

(a) See “Reconciliation of Reported Net Income to Adjusted Operating Income, and Adjusted EBITDA” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

CONTINUING OPERATIONS	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2024	2023	Change	2024	2023	Change
Net (loss) income	$(95.6)	$35.5	<(100%)	$109.4	$523.2	(79%)
Net income margin	(7.0)%	2.6%		1.8%	9.4%
Provision (benefit) for income taxes	(11.8)	43.3	<(100%)	95.1	181.6	(48%)
Income (loss) before income taxes	(107.4)	78.8	<(100%)	204.5	704.8	(71%)
Interest expense, net	61.7	72.2	(15%)	252.0	257.9	(2%)
Other expense (income), net	80.4	(22.0)	>100%	90.2	(419.0)	>100%
Reported Operating income	$34.7	$129.0	(73%)	$546.7	$543.7	1%
Reported operating income margin	2.5%	9.5%		8.9%	9.8%
Amortization expense	48.0	48.7	(1%)	193.4	191.8	1%
Restructuring and other business realignment costs (a)	7.0	(1.3)	>100%	36.6	(6.3)	>100%
Stock-based compensation	18.4	37.0	(50%)	88.8	135.9	(35%)
Gain on sale of real estate (b)	—	(3.9)	100%	(1.6)	(4.9)	67%
Early license termination and market exit costs (d)	(0.1)	(104.4)	100%	(0.5)	(121.4)	100%
Total adjustments to reported operating income (loss)	73.3	(23.9)	>100%	316.7	195.1	62%
Adjusted Operating income	$108.0	$105.1	3%	$863.4	$738.8	17%
Adjusted operating income margin	7.9%	7.8%		14.1%	13.3%
Adjusted depreciation (c)	56.5	60.3	(6%)	227.7	234.0	(3%)
Adjusted EBITDA	$164.5	$165.4	(1%)	$1,091.1	$972.8	12%
Adjusted EBITDA margin	12.1%	12.2%		17.8%	17.5%
(a)In the three months ended June 30, 2024, we incurred restructuring and other business structure realignment costs of $7.0. We incurred restructuring costs of $1.7 included in the Condensed Consolidated Statements of Operations, and business structure realignment costs of $5.3 included in Selling, general and administrative expenses, in the Condensed Consolidated Statement of Operations. In the three months ended June 30, 2023, we incurred a credit in restructuring and other business structure realignment costs of $(1.3). We incurred a credit in restructuring costs of $(1.1) included in the Condensed Consolidated Statements of Operations and business structure realignment costs of $(0.2) primarily related to the Transformation Plan. This amount includes $(0.1) reported in Cost of sales and $(0.1) reported in Selling, general and administrative expenses in the Condensed Consolidated Statement of Operations
In fiscal 2024, we incurred restructuring and other business structure realignment costs of $36.6. We incurred restructuring costs of $36.7 included in the Condensed Consolidated Statements of Operations, related to the Current Restructuring Actions and business structure realignment costs of $(0.1). This amount includes $(0.1) reported in Selling, general and administrative expenses. In fiscal 2023, we incurred a credit restructuring and other business structure realignment costs of $(6.3). We incurred a credit in restructuring costs of $(6.5) included in the Condensed Consolidated Statements of Operations, related to the Transformation Plan, and business structure realignment costs of $0.2 primarily related to the Transformation Plan. This amount includes $0.9 reported in Cost of sales in the Condensed Consolidated Statement of Operations and a credit of $(0.7) reported in Selling, general and administrative expenses.
(b)In the three months ended June 30, 2024, we recognized no gain related to sale of real estate. In the three months ended June 30, 2023, we recognized a gain of $3.9 related to sale of real estate.
In fiscal 2024, we recognized a gain of $1.6 related to sale of real estate. In fiscal 2023, we recognized a gain of $4.9 related to sale of real estate.
(c)In the three months ended June 30, 2024, adjusted depreciation expense of $25.0 and $31.5 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended June 30, 2023, adjusted depreciation expense of $27.6 and $32.7 was reported in the Prestige and Consumer Beauty segments, respectively.
In fiscal 2024, adjusted depreciation expense of $105.2 and $122.5 was reported in the Prestige and Consumer Beauty segments, respectively. In fiscal 2023, adjusted depreciation expense of $110.5 and $123.5 was reported in the Prestige and Consumer Beauty segments, respectively.
(d)In the three months ended June 30, 2024, we recognized a gain of $0.1. In the three months ended June 30, 2023, we recognized a gain of $104.4 related to early termination of Lacoste fragrance license.
In fiscal 2024, we recognized a gain of $0.5 related to early termination of Lacoste fragrance license and our decision to wind down our business in Russia. In fiscal 2023, we recognized a gain of $121.4 related to early termination of Lacoste fragrance license.

SEGMENT OPERATING INCOME (LOSS), SEGMENT ADJUSTED OPERATING INCOME (LOSS) AND SEGMENT ADJUSTED EBITDA

OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- PRESTIGE SEGMENT

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2024	2023	Change %	2024	2023	Change %
Reported operating income	$49.7	$46.4	7%	$580.7	$483.7	20%
Reported operating income (loss) margin	6.2%	5.8%		15.1%	14.1%
Amortization expense	38.1	38.7	(2)%	153.7	151.4	2%
Total adjustments to reported operating income	$38.1	$38.7	(2)%	$153.7	$151.4	2%
Adjusted operating income	$87.8	$85.1	3%	$734.4	$635.1	16%
Adjusted operating income margin	10.9%	10.6%		19.0%	18.6%
Adjusted depreciation	25.0	27.6	(9)%	$105.2	$110.5	(5)%
Adjusted EBITDA	$112.8	$112.7	—%	$839.6	$745.6	13%
Adjusted EBITDA margin	14.1%	14.1%		21.8%	21.8%
OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- CONSUMER BEAUTY SEGMENT

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2024	2023	Change %	2024	2023	Change %
Reported operating income (loss)	$10.3	$10.0	3%	$89.3	$63.3	41%
Reported operating income (loss) margin	1.8%	1.8%		4.0%	3.0%
Amortization expense	9.9	10.0	(1)%	39.7	$40.4	(2)%
Total adjustments to reported operating income	$9.9	$10.0	(1)%	$39.7	$40.4	(2)%
Adjusted operating income (loss)	$20.2	$20.0	1%	$129.0	$103.7	24%
Adjusted operating income (loss) margin	3.6%	3.6%		5.7%	4.9%
Adjusted depreciation	31.5	32.7	(4)%	122.5	$123.5	(1)%
Adjusted EBITDA	$51.7	$52.7	(2)%	$251.5	$227.2	11%
Adjusted EBITDA margin	9.2%	9.5%		11.1%	10.6%
OPERATING LOSS, ADJUSTED OPERATING LOSS AND ADJUSTED EBITDA- CORPORATE SEGMENT

	Three Months Ended March 31,			Year Ended June 30,
(in millions)	2024	2023	Change %	2024	2023	Change %
Reported operating loss	$(25.3)	$72.6	<(100%)	$(123.3)	$(3.3)	<(100%)
Reported operating income (loss) margin	N/A	N/A		N/A	N/A
Restructuring and other business realignment costs	7.0	(1.3)	>100%	36.6	$(6.3)	>100%
Stock-based compensation	18.4	37.0	<(100%)	88.8	$135.9	(35)%
Gain on sale of real estate	—	(3.9)	>100%	(1.6)	$(4.9)	67%
Early license termination and market exit costs	$(0.1)	(104.4)	>100%	(0.5)	$(121.4)	100%
Total adjustments to reported operating income	$25.3	$(72.6)	>100%	$123.3	$3.3	>100%
Adjusted operating loss	$—	$—	N/A	$—	$—	N/A
Adjusted operating income margin	N/A	N/A		N/A	N/A
Adjusted depreciation	—	—	N/A	—	—	N/A
Adjusted EBITDA	$—	$—	N/A	$—	$—	N/A
Adjusted EBITDA margin	—%	—%		—%	—%

RECONCILIATION OF REPORTED INCOME (LOSS) BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR CONTINUING OPERATIONS

	Three Months Ended June 30, 2024			Three months ended June 30, 2023
(in millions)	(Loss) income before income taxes	Provision for income taxes	Effective tax rate	(Loss) income before income taxes	Provision for income taxes	Effective tax rate
Reported Income (Loss) before income taxes - Continuing Operations	$(107.4)	$(11.8)	11.0%	$78.8	$43.3	54.9%
Adjustments to Reported Operating Income (a)	73.3			(23.9)
Change in fair value of investment in Wella Business (c)	(5.0)			(20.0)
Other adjustments (d)	(6.7)			(0.4)
Total Adjustments (b)	61.6	(16.4)		(44.3)	(21.7)
Adjusted Income (loss) before income taxes - Continuing Operations	$(45.8)	$(28.2)	61.6%	$34.5	$21.6	62.6%

The adjusted effective tax rate was 61.6% for the three months ended June 30, 2024 compared to 62.6% for the three months ended June 30, 2023. The differences were primarily due to an increase in valuation allowances recorded primarily on interest expense carryforwards offset by a tax benefit recorded as a result of the issuance of non-refundable income tax credits received from the Swiss Tax Authorities.

	Year Ended June 30, 2024			Year Ended June 30, 2023
(in millions)	(Loss) income before income taxes	Provision for income taxes	Effective tax rate	(Loss) income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes - Continuing Operations	$204.5	$95.1	46.5%	$704.8	$181.6	25.8%
Adjustments to Reported Operating Income (a)	316.7			195.1
Change in fair value of investment in Wella Business (c)	(25.0)			(230.0)
Other adjustments (d)	(2.4)			0.2
Total Adjustments (b) (e)	289.3	35.6		(34.7)	(4.5)
Adjusted Income before income taxes - Continuing Operations	$493.8	$130.7	26.5%	$670.1	$177.1	26.4%

The adjusted effective tax rate was 26.5% for the fiscal year ended June 30, 2024 compared to 26.4% in the fiscal year ended June 30, 2023. The differences were primarily due to an increase in valuation allowances recorded primarily on interest expense carryforwards and the tax impact of the revaluation of the Company’s deferred tax liabilities due to a tax rate increase enacted in Switzerland offset by a tax benefit recorded as a result of the issuance of non-refundable income tax credits received from the Swiss Tax Authorities and a reduction of unrecognized tax benefits due to the settlement of foreign tax audits.
(a)See a description of adjustments under “Adjusted Operating Income (Loss) for Coty Inc.”
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability. In connection with our decision to wind down our operations in Russia, we recognized tax charges related to certain direct incremental impacts of our decision, which are reflected in this amount, in fiscal 2024 and fiscal 2023.
(c) The amount represents the realized and unrealized loss (gain) recognized for the change in the fair value of the investment in Wella Company.
(d)See "Reconciliation of Reported Net Income (Loss) Attributable to Coty Inc to Adjusted Net Income (loss) Attributable to Coty Inc."
(e) In fiscal 2024, the total tax impact on adjustments includes a tax expense of $27.6 recorded due to changes to the net deferred taxes recognized on the assignment of strategic service functions from Amsterdam to Geneva, as an indirect result of the required revaluation of the original transfer of the main principal location from Geneva to Amsterdam in fiscal 2021. The total tax impact on adjustments also includes a tax benefit of $1.1, $0.4 for fiscal 2024, fiscal 2023, respectively, recorded as the result of the Company’s exit from Russia.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2024	2023	Change	2024	2023	Change
Net income from Coty Inc., net of noncontrolling interests	$(96.9)	$32.9	<(100%)	$89.4	$508.2	(82)%
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	—%	(13.2)	(13.2)	—%
Reported Net income (loss) attributable to Continuing Operations	$(100.2)	$29.6	<(100%)	$76.2	$495.0	(85%)
% of Net revenues	(7.3%)	2.2%		1.2%	8.9%
Adjustments to Reported Operating Income (a)	73.3	(23.9)	>100%	316.7	195.1	62%
Change in fair value of investment in Wella Business (d)	(5.0)	(20.0)	75	(25.0)	(230.0)	89%
Adjustments to other expense (e)	(6.7)	(0.4)	<(100%)	(2.4)	0.2	<(100%)
Adjustments to noncontrolling interests (b)	(1.7)	(1.8)	6%	(6.8)	(6.9)	1%
Change in tax provision due to adjustments to Reported Net income attributable to Continuing Operations	16.4	21.7	(24%)	(35.6)	4.5	<(100%)
Adjusted Net Income attributable to Coty Inc.	$(23.9)	$5.2	<(100%)	$323.1	$457.9	(29%)
% of Net revenues	(1.8%)	0.4%		5.3%	8.2%

Per Share Data
Adjusted weighted-average common shares
Basic	867.9	852.0		874.4	849.0
Diluted (c) (f)	867.9	864.7		883.4	862.8
Adjusted Net Income attributable to Coty Inc. per Common Share
Basic	$(0.03)	$0.01		$0.37	$0.54
Diluted (c)	$(0.03)	$0.01		$0.37	$0.53

(a)See a description of adjustments under “Adjusted Operating Income (Loss) for Continuing Operations.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock and the Forward Repurchase Contracts, if applicable. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, PRSUs and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc. while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends and the impact of fair market value (gains)/losses for contracts with the option to settle in shares or cash, if dilutive, on net income applicable to common stockholders during the period.
(d)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella Company.
(e)For the three months ended June 30, 2024, this primarily represents a recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments. For the three months ended June 30, 2023, this primarily represents the amortization of basis differences in certain equity method investments and pension curtailment gains.
For the twelve months ended June 30, 2024, this primarily represents a recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments. For the twelve months ended June 30, 2023, this primarily represents the amortization of basis differences in certain equity method investments and pension curtailment gains
(f)For the three months ended June 30, 2024, Convertible Series B Preferred Stock was excluded from the computation of diluted loss per share due to the net loss incurred during the period. For the three months ended June 30, 2023 and the twelve months ended June 30, 2024 and 2023, 23.7 million dilutive shares of Convertible Series B Preferred Stock were excluded in the computation of adjusted weighted-average diluted shares because their effect would be anti-dilutive.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended June 30,		Year Ended June 30,
(in millions)	2024	2023	2024	2023
Net cash provided by operating activities	$176.5	$104.9	$614.6	$625.7
Capital expenditures	(59.8)	(66.8)	(245.2)	(222.8)
Free cash flow	$116.7	$38.1	$369.4	$402.9

RECONCILIATION OF TOTAL DEBT TO FINANCIAL NET DEBT AND ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	June 30, 2024
Total debt[1]	$3,913.7
Less: Cash and cash equivalents	300.8
Financial Net debt	$3,612.9
Less: Value of Wella stake	1,085.0
Economic Net debt	$2,527.9

1 Total debt is derived from Footnote 14 from the Form 10-K for the fiscal year ended June 30, 2024 and includes both the Company's short-term and long-term debt (including the current portion of long-term debt).

RECONCILIATION OF TTM(a) NET INCOME TO TTM ADJUSTED EBITDA

	Three months ended				Twelve months ended
	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	June 30, 2024
(in millions)
Net income (loss) from continuing operations	$10.2	$186.0	$8.8	$(95.6)	$109.4
Provision (benefit) for income taxes on continuing operations	$40.9	$71.4	$(5.4)	$(11.8)	$95.1
Income (loss) from continuing operations before income taxes	$51.1	$257.4	$3.4	$(107.4)	$204.5
Interest expense, net	$69.8	$60.1	$60.4	$61.7	$252.0
Other (income) expense, net	$76.6	$(80.8)	$14.0	$80.4	$90.2
Reported operating income from continuing operations	$197.5	$236.7	$77.8	$34.7	$546.7
Amortization expense	$48.6	$48.3	$48.5	$48.0	$193.4
Restructuring and other business realignment costs	$27.3	$4.0	$(1.7)	$7.0	$36.6
Stock-based compensation	$29.7	$20.2	$20.5	$18.4	$88.8
Early license termination and market exit costs	$0.8	$—	$(1.2)	$(0.1)	$(0.5)
(Gain) Loss on sale of real estate	$(1.7)	$0.1	$—	$—	$(1.6)
Total adjustments to reported operating loss	$104.7	$72.6	$66.1	$73.3	$316.7
Adjusted operating income	$302.2	$309.3	$143.9	$108.0	$863.4
Add: Adjusted depreciation(b)	$58.1	$57.1	$56.0	$56.5	$227.7
Adjusted EBITDA	$360.3	$366.4	$199.9	$164.5	$1,091.1
(a)Trailing twelve months (TTM) net income from continuing operations, reported operating income, adjusted operating income, and adjusted EBITDA represents the summation of each of these financial metrics for the quarters ended June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023.
(b)Adjusted depreciation for the twelve months ended June 30, 2024 represents depreciation expense for Coty Inc for the period, excluding accelerated depreciation.

COMPARISON OF TOTAL DEBT/NET INCOME FROM CONTINUING OPERATIONS TO FINANCIAL NET DEBT/ADJUSTED EBITDA

			Numerator
			Total Debt	Financial Net Debt(c)
			$3,913.7	$3,612.9
Denominator	TTM Net income from continuing operations(b)	$109.4	35.8	N/R(d)
	TTM Adjusted EBITDA(a)	$1,091.1	N/R(d)	3.3
(a)TTM adjusted operating income for the twelve months ended June 30, 2024 represents the summation of adjusted operating income for Coty Inc for each of the quarters ended June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023. For a reconciliation of adjusted operating income to operating income for Coty Inc. for each of those periods, see the table entitled "Reconciliation of TTM of Net Income to Adjusted Operating Income to Adjusted EBITDA" for each of those periods.
(b)TTM Net income (loss) from continuing operations for the twelve months ended June 30, 2024 represents the summation of the Net income (loss) from continuing operations for each of the quarters ended June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023.
(c)Financial Net Debt equals Total Debt minus Cash and cash equivalents as of June 30, 2024. See table titled "Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt".
(d)Not relevant.

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended June 30, 2024 vs. Three Months Ended June 30, 2023 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures (a)	LFL and Core Business Excluding Russia(b)
Prestige	—%	2%	(4)%	6%
Consumer Beauty	2%	4%	—%	4%
Total Continuing Operations	1%	3%	(2)%	5%

	Year Ended June 30, 2024 vs. Year Ended June 30, 2023 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures and Market Exit from Russia (a)	LFL and Core Business Excluding Russia(b)
Prestige	13%	12%	(2)%	14%
Consumer Beauty	6%	5%	(1)%	6%
Total Continuing Operations	10%	9%	(2)%	11%
(a)The Company ceased commercial activities in Russia at the end of the second quarter of fiscal 2023. As a result, there are no revenues from Russia after the end of the second quarter of fiscal 2023. The Company also had an early license termination with Lacoste and concluded the sell-off period at the end of the second quarter of fiscal 2024. In calculating the QTD YoY LFL revenue change, to maintain comparability, we have excluded the fourth quarter of fiscal 2023 Lacoste contribution. In calculating the YTD YoY LFL revenue change, to maintain comparability, we have excluded the first and second quarters fiscal 2023 financial contribution of the Russian subsidiary and the third and fourth quarter of fiscal 2023 Lacoste financial contribution.
(b)LFL results for the three months ended and year ended June 30, 2024 include 1% help from Argentina resulting from significant price increases due to hyperinflation.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2024	June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$300.8	$246.9
Restricted cash	19.8	36.9
Trade receivables, net	441.6	360.9
Inventories	764.1	853.4
Prepaid expenses and other current assets	437.2	553.6
Total current assets	1,963.5	2,051.7
Property and equipment, net	718.9	712.9
Goodwill	3,905.7	3,987.9
Other intangible assets, net	3,565.6	3,798.0
Equity investments	1,090.6	1,068.9
Operating lease right-of-use assets	255.3	286.7
Other noncurrent assets	582.9	755.5
TOTAL ASSETS	$12,082.5	$12,661.6

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,405.6	$1,444.7
Short-term debt and current portion of long-term debt	3.0	57.9
Other current liabilities	1,193.2	1,234.2
Total current liabilities	2,601.8	2,736.8
Long-term debt, net	3,841.8	4,178.2
Long-term operating lease liabilities	218.7	247.5
Other noncurrent liabilities	1,172.5	1,265.8
TOTAL LIABILITIES	7,834.8	8,428.3

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	93.6	93.5
EQUITY:
Preferred Stock	—	—
Class A Common Stock	9.6	9.1
Additional paid-in capital	11,308.0	10,898.6
Accumulated deficit	(4,898.5)	(4,987.9)
Accumulated other comprehensive loss	(795.1)	(662.4)
Treasury stock	(1,796.9)	(1,446.3)
Total Coty Inc. stockholders’ equity	3,827.1	3,811.1
Noncontrolling interests	184.6	186.3
Total equity	4,011.7	3,997.4
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$12,082.5	$12,661.6

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$109.4	523.2

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	421.1	426.7
Non-cash lease expense	61.6	63.6
Deferred income taxes	(9.8)	56.3
Provision (release) for bad debts	2.7	(18.9)
Provision for pension and other post-employment benefits	8.6	8.5
Share-based compensation	88.8	135.9
(Gain) loss on sale of business in discontinued operations and other business divestiture	—	—
Losses (gains) on disposals of long-term assets and license terminations, net	3.9	(99.7)
Realized and unrealized gains from equity investments, net	(21.7)	(226.3)
Realized and unrealized gains on forward repurchase contracts, net	76.3	(196.9)
Other	61.3	38.8
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(104.5)	36.8
Inventories	67.2	(180.3)
Prepaid expenses and other current assets	(11.0)	(15.2)
Accounts payable	(19.4)	138.4
Accrued expenses and other current liabilities	34.4	(21.9)
Operating lease liabilities	(58.4)	(61.0)
Other assets and liabilities, net	(95.9)	17.7
Net cash provided by operating activities	614.6	625.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(245.2)	(222.8)
Proceeds from sale of long lived assets and license termination	19.0	104.6
Net cash provided by investing activities	(226.2)	(118.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from debt, net	(327.5)	(268.2)
Dividend payment on Class A Common Stock and Convertible Series B Preferred Stock	(13.4)	(13.7)
Proceeds from issuance of Class A Common Stock in connection with Global Offering, net of offering costs	342.4	—
Proceeds from issuance of Class A Common Stock and Convertible Series B Preferred Stock	13.5	0.9
Net (payments) for foreign currency contracts	(7.3)	(128.1)
Payments related to forward repurchase contracts	(242.6)	(26.4)
Payment of deferred financing fees	(47.1)	—
Other financing activities	(54.7)	(33.8)
Net cash used in financing activities	(336.7)	(469.3)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(14.9)	(18.2)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	36.8	20.0
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	283.8	263.8
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$320.6	$283.8